Exhibit 1

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                            ASSET PURCHASE AGREEMENT

                                     between

                             MDNY HEALTHCARE, INC.,
                             a New York corporation,

                                       and

                          TOPHAAT HOLDINGS GROUP, INC.,
                             a Delaware corporation

                           Dated as of March 21, 2008

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                            ASSET PURCHASE AGREEMENT

      Asset Purchase Agreement dated as of March 21, 2008 (this "Agreement") by and between MDNY Healthcare, Inc., a New York corporation (the "Seller"), and TopHaat Holdings Group, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS
                                    --------

      WHEREAS, Seller is a healthcare insurance company based in Melville, New York;

      WHEREAS, the Seller desires to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets relating to the business of the Seller (the "Business"), upon the terms and conditions set forth herein; and

      WHEREAS, the Seller desires to transfer to the Buyer, and the Buyer is willing to assume from the Seller, certain liabilities, upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants, representations and warranties and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate"  of  any  party  means  any  person  or  entity   controlling,
controlled by or under common control with such party.

      "Business Day" shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

      "Buyer Regulatory Approvals" means (i) Atlantic American Health Insurance Company, an affiliate of Buyer ("Atlantic American"), being granted a license as an accident and health insurer in the State of New York by NYSID pursuant to
Article 42 of the New York Insurance Law; (ii) the grant to the Service Company (as defined below) of such Consents from applicable Governmental Entities as are required to permit the Service Company to perform its obligations under the Claims Processing Services Agreement; (iii) the approval of NYSID of a subscriber contract that may be issued by Buyer to its members.

      "Claims" means claims for benefits provided to members of Seller incurred prior to the Closing Date under subscriber contracts issued by Seller. Claims include, but are not limited to, Claims that are incurred but not reported to Seller prior to the Closing Date but that are thereafter reported to Seller within 120 days after the date incurred.

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      "Consent" means any permit,  consent,  approval,  authorization or similar type of action.

      "Contracts" means all agreements, contracts, leases, subleases, purchase orders, commitments, contractual licenses and instruments to which the Seller is a party or by which the Seller is bound and which relate to the Purchased Assets.

      "Governmental Entity" means any Federal, state or local court of competent
jurisdiction,   or  any  governmental  agency,  authority,   instrumentality  or
regulatory body, including, but not limited to the NYSID and NYSDOH.

      "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

      "Material Adverse Effect" means, taken as a whole, a material diminishment of the prospective value to Buyer of the Purchased Assets or of the value to Buyer of Seller's obligations under this Agreement (other than such as may be caused by or attributable to a deterioration in the overall business and financial condition of the Seller between the date of this Agreement and the Closing Date), or a material increase in the prospective obligations of and costs to Buyer under the Assumed Liabilities.

      "NYSDOH" means the New York State Department of Health.

      "NYSID" means the New York State Insurance Department.

      "Owners" means, respectively, Catholic Healthcare Network of Long Island, Inc., a New York corporation, and Long Island Physicians Holding Corporation a New York corporation ("LIPH").

      "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

      "Seller Regulatory Approvals" means any approvals required by any Governmental Entity having jurisdiction over the Seller and/or either of the Owners and the transactions contemplated hereunder, including, but not limited to, the NYSID and NYSDOH.

      "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests 50% or more of the equity interests of which is owned directly or indirectly by such first person or by another subsidiary of such first person).

      "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

      "Tax" or "Taxes" means all forms of taxation imposed by any Federal, state, local or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture,


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withholding,  health  and  other  taxes of any  kind,  including  any  interest, penalties and additions thereto.

      "Taxing  Authority"  means any  Federal,  state or local  government,  any
subdivision,   agency,   commission   or  authority   thereof  or  any  domestic
quasi-governmental body exercising tax regulatory authority.

      "Transferred  Contracts" means all Contracts selected by Buyer pursuant to
Section 2.5 hereof.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

      Section 2.1 Purchased Assets.

            (a) Transfer of Purchased Assets. At the Closing the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in, to and under the following assets (collectively, the "Purchased Assets"):

                  (i) All furniture, fixtures, machinery and equipment owned by Seller and used in the day-to-day operation of the Business by Seller at its facility located at One Huntington Quadrangle, Melville, New York (the "Facility"); and

                  (ii) Transferred Contracts (including any leases or licenses relating to equipment or other assets leased or licensed by Seller and used in the day-to-day operation of the Business by Seller at the Facility).

            (b) Excluded Assets. Notwithstanding anything in this Agreement (or any agreement, document or instrument delivered in connection herewith) to the contrary, the Purchased Assets shall not include the equipment, agreements and other assets identified on Schedule 2.1(b), which shall remain owned, leased or licensed by Seller (the "Retained Assets").

      Section 2.2 Assumption of Liabilities. At the Closing, the Buyer shall assume the obligations of the Seller under the Transferred Contracts, but only to the extent that such obligations relate to the period after the Closing Date (collectively, the "Assumed Liabilities").

      Section 2.3 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer shall not assume, or become responsible in any way for, any other liabilities or obligations of the Seller or any other liabilities or obligations that relate in any way to the Purchased Assets (each, an "Excluded Liability"). Without limiting the generality of the foregoing, Buyer shall not assume, or become responsible in any way for, and the Excluded Liabilities shall include, the following:

            (a) Any and all liabilities or obligations that arise or relate to Seller's breach of, or default under, any Transferred Contract prior to the Closing Date;


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            (b) Any and all liabilities or obligations of Seller with respect to the Transferred Contracts that arise or relate to the performance of services or the purchase or delivery of goods prior to the Closing Date;

            (c) Any and all liabilities arising out of any lawsuit or legal or regulatory proceeding of any type, kind or nature involving Seller or the Business (except for any such liabilities as may arise out of any such lawsuit or proceeding arising out of or in connection with a dispute between Seller and Buyer relating to this Agreement or any of the Ancillary Agreements);

            (d) Except as expressly provided in Section 6.3(b), any and all liabilities relating to an individual in connection with their current, past or future employment with Seller; and

            (e) Any regulatory, corporate or tax obligation of Seller.

      The Seller shall remain solely responsible for the Excluded Liabilities.

      Section 2.4 Purchase Price.

            (a)  In  addition  to  the   Buyer's   assumption   of  the  Assumed
Liabilities, the aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be the payment of $3,200,000 as follows: (i) $500,000 (the "Initial Deposit") shall be paid by the Buyer concurrently with the execution and delivery of this Agreement by all parties hereto (the "Deposit Date") or the Closing. If the Initial Deposit is paid on the Deposit Date, such amount shall be paid by wire transfer of immediately available funds to an account designated by the Seller, in which case Seller shall use such amount solely for purposes of satisfying Claims. If the Initial Deposit is paid upon the Closing, such amount shall be paid by wire transfer of immediately available funds to an account (the "Trust Account") designated by Seller, as for the benefit of the Seller pursuant to a Trust Agreement substantially in the form of Exhibit A hereto among Seller and the Trustee Thereunder (the "Trust Agreement"), for use in accordance with the terms of Section 2.4(a)(ii) hereof, and (ii) $2,700,000 (the "Proceeds"), pursuant to the following terms: (x) Buyer shall deposit the Proceeds in the Trust Account; provided that such Proceeds and the Initial Deposit shall be used solely for purposes of satisfying Claims and
(y) the Seller shall retain $200,000 of the Proceeds to satisfy expenses incurred in the final dissolution of the Seller subsequent to the Closing of the transactions contemplated hereunder. If, after satisfying the expenses incurred in the windup of the Seller, any portion of the $200,000 reserved for final dissolution expenses is not used, such remaining amount shall be disbursed from escrow and made available for purposes of satisfying Claims pursuant to the terms hereof.

            (b) The Buyer and the Seller hereby agree upon an allocation of the Purchase Price (and all other capitalized costs) and the amount of the Assumed Liabilities among the Purchased Assets consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury
Regulations promulgated thereunder prior to Closing as set forth in Schedule 2.4(a). Each of the Buyer and the Seller agree to file Internal Revenue Service Form 8594, and all Federal, state and local Tax Returns (as hereinafter defined), in


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accordance  with any such agreed  allocation  as  adjusted  as provided  herein.
Except as required by applicable law, the Buyer and the Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation.

      Section 2.5 Transferred Contracts. Within three (3) Business Days after the date hereof, Seller will deliver to the Buyer a copy of each Contract, including any amendments thereto, which shall be true, correct and complete in all material respects. The Buyer shall determine, in its sole and absolute discretion, which Contracts will be assumed by Buyer, and will provide Seller with a schedule ("Schedule 2.5") specifically identifying such Contracts to be included as Transferred Contracts within thirty (30) days after receipt of such Contracts from Seller. Schedule 2.5 shall identify all Transferred Contracts that require consent to assignment or otherwise prohibit assignment.

      Section 2.6 Third Party Consents for Transferred Contracts.

            (a) Seller shall use commercially reasonable efforts to obtain all Consents from third parties reasonably requested by the Buyer and required for the transfer of the Transferred Contracts to Buyer. Buyer shall provide such information and assurances as any such third parties may reasonably request as a condition to or in connection with the grant of such Consent. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Transferred Contract or any claim, right or any benefit arising under or resulting from such Transferred Contract if an attempted assignment thereof, without the Consent of a third party, would constitute a breach, default or violation of such Transferred Contract. If any transfer or assignment by the Seller, or any assumption by the Buyer of, any interest in, or obligation, liability or commitment under, any Transferred Contract requires the Consent of a third party, then such transfer, assignment or assumption shall be made subject to such Consent being obtained.

            (b) If any Consent with respect to a Contract identified on Schedule
2.5 as a Transferred Contract is not obtained prior to the Closing Date, the Closing shall nonetheless take place on the terms set forth herein. In such event, the Buyer may elect, with respect to each Transferred Contract for which a Consent has not been so obtained, (i) to cause the Seller to provide or cause to be provided all commercially reasonable assistance to the Buyer (not including the payment of any consideration) reasonably requested by the Buyer to secure such Consent after the Closing and cooperate with the Buyer (at the Buyer's expense) in any lawful and commercially reasonable arrangement reasonably proposed by the Buyer under which (x) the Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable law) the economic claims, rights and benefits under the subject Transferred Contract(s), and (y) the Buyer shall assume any related economic burden (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates) with respect to the subject Transferred Contract and the claims, rights or benefits arising under or resulting from the subject Transferred Contract(s) agreement, or (ii) to have the Seller retain the subject Transferred Contract(s) and all liabilities and obligations associated therewith (in which event such Transferred Contract(s) shall not be considered as Transferred Contract(s) and all such liabilities and obligations thereunder shall be Excluded Liabilities).


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

                                  ARTICLE III

                                     CLOSING

      Section 3.1 Closing. Unless the Seller and Buyer otherwise agree, the closing ("Closing") of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (collectively, the "Acquisition") shall take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York within fifteen (15) days following the receipt of the Buyer Regulatory Approvals and any Seller Regulatory Approvals, and the satisfaction of the conditions to Closing set forth herein. The date on which the Closing occurs is hereinafter referred to in this Agreement as the "Closing Date." The Closing shall be deemed to be effective as of 12:01 a.m., Eastern time, on the Closing Date (the "Effective Time").

      Section 3.2 Deliveries at Closing.

            (a) Deliveries by the Seller. At the Closing, the Seller shall cause to be delivered to the Buyer the following:

                  (i) a bill of sale and such other assignments, instruments and documents (if any) as may be reasonably requested by the Buyer, and in form and substance reasonably satisfactory to the Seller, as may be necessary to evidence the sale of the Purchased Assets to the Buyer; it being understood that such instruments and documents shall not require the Seller to make any additional representations, warranties or covenants, express or implied, not expressly contained in this Agreement;

                  (ii) a certificate of recent date as to the good standing of Seller in the State of New York;

                  (iii) a certified copy of resolutions adopted by the board of directors of the Seller approving the transactions contemplated herein and authorizing the Seller to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder;

                  (iv) a certificate dated as of the Closing Date reconfirming that Seller's representations and warranties are true and correct in all material respects;

                  (v) the Trust Agreement duly executed by the Seller and the Trustee;

                  (vi) a Claims Processing Expense Payment Agreement between Seller and the Service Company (as defined in Section 6.9) substantially in the form of Exhibit B hereto (the "Claims Processing Expense Payment Agreement"), duly executed by the Seller;

                  (vii) a Restrictive Covenant Agreement(s) between Buyer and each of the Owners, substantially in the form of Exhibit C hereto (the "Restrictive Covenant Agreement"), executed by each of the Owners;


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                  (viii) a  Transition  Services  Agreement  between  Buyer  and
Seller, substantially in the form of Exhibit D hereto (the "Transition Services Agreement"), executed by the Seller; and

                  (ix) such other documents as may be reasonably required for the purpose of consummating the Acquisition.

            (b) Deliveries by the Buyer. At the Closing, the Buyer shall cause to be delivered to the Seller the following:

                  (i) funds in an amount equal to the Proceeds, delivered via wire transfer of immediately available funds to the escrow account designated by the Escrow Agent;

                  (ii) if the Initial Deposit shall not have been previously released to the Seller on the Deposit Date pursuant to Section 2.4(a)(i), funds in an amount equal to the Initial Deposit, delivered via wire transfer of immediately available funds to an escrow account designated by the Escrow Agent;

                  (iii) the Assumption Agreement in the form of Exhibit E annexed hereto (the "Assumption Agreement"), dated the Closing Date, and all other instruments of assumption and other documents reasonably requested by the Seller to confirm the Buyer's obligation to duly assume and timely pay, perform and discharge the Assumed Liabilities;

                  (iv) a certified copy of the minutes of a meeting of the board of directors of the Buyer approving the transactions contemplated herein and resolving to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder;

                  (v) the Claims Processing Expense Payment Agreement duly executed by the Service Company;

                  (vi) the Restrictive Covenant Agreement(s) duly executed by the Buyer;

                  (vii) the Transition Services Agreement duly executed by the Buyer; and

                  (viii) such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the Acquisition.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller makes the following representations and warranties to the Buyer as of the date hereof, subject to and qualified by any fact or facts disclosed in the Schedules hereto that are provided to the Buyer as required in this Agreement.


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      Section 4.1 Organization.  The Seller has been duly organized,  is validly existing and in good standing under the laws of the state of its incorporation.

      Section 4.2 Authority; Execution and Delivery; Enforceability. The Seller has full corporate power and corporate authority to execute this Agreement and the other agreements and instruments, if applicable, to be executed and delivered in connection with this Agreement (the "Ancillary Agreements") to which it is a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. The Seller has taken all corporate action required by its relevant organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby (subject to the fact that Seller's Board of Directors had no incumbent "Enrollee Representatives" (as defined in Seller's By-laws) when the Board took such action). The Seller has duly executed and delivered this Agreement and on the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which Seller is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles (whether considered in an action at law or in equity).

      Section 4.3 No Consents or Approvals Required. To its knowledge, no consent, approval, authorization or similar type of action ("Consent") of, or registration, declaration or filing with, any Federal, state or local court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body, including, but not limited to, the NYSID and NYSDOH ("Governmental Entity"), is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party or the consummation of the Acquisition, other than the Buyer Regulatory Approvals and the Seller Regulatory Approvals.

      Section 4.4 No Conflicts. The execution and delivery by the Seller of this Agreement does not, and each Ancillary Agreement to which it is a party will not, and the consummation of the transactions contemplated to be consummated by the Seller in this Agreement and such Ancillary Agreements will not, conflict with, or result in any breach of or constitute a default under any provision of
(x) the Seller's organizational documents; (y) any Transferred Contract or (z) any judgment, order or decree applicable to any of the Purchased Assets.

      Section 4.5 Proceedings. There is not any suit, action or proceeding pending, or to the knowledge of the Seller, threatened against the Seller that would reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

      Section 4.6 Contracts.

            (a) The Seller is not in material breach of, or default under, any Transferred Contract and, to the knowledge of the Seller, no event has occurred that, with notice or lapse of


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time would  constitute  such a breach or default  or permit  termination  by the other party under such Transferred Contract.

            (b) To the knowledge of the Seller, no other party to any Transferred Contract is in material breach thereof or default thereunder and, to the knowledge of the Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by Seller under such Transferred Contract.

      Section 4.7 Employees. The Seller has provided Buyer with Schedule 4.6, setting forth the name, title and total compensation of each person employed by the Seller (the "Employees"), including all accrued (whether vested or unvested) vacation, personal time, time off, holiday or sick leave for such Employees; date of hire; wage rate; and benefits received by such Employees or pension or benefit plans in which such Employees participate.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      The Buyer hereby represents and warrants to the Seller as follows:

      Section 5.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 5.2 Authority; Execution and Delivery; Enforceability. The Buyer has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other transactions contemplated hereby and thereby. The Buyer has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and to authorize the consummation of the transactions contemplated by this Agreement and the other transactions contemplated hereby and thereby. The Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles (whether considered in an action at law or in equity).

      Section 5.3 No Conflict or Violations, No Consents or Approvals Required. No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement, other than the Buyer Regulatory Approvals. The execution and delivery by the Buyer of this Agreement do not, and of each Ancillary Agreement to which it is a party will not, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements will not, conflict


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

with, or result in any breach of or constitute a default under, or result in the creation of any lien upon any of the properties or assets of the Buyer under, or require Consent under any provision of (x) the Buyer's organizational documents, as amended to date; (y) any contract to which the Buyer is a party or by which any of its properties or assets is bound; or (z) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, other than, in the case of clauses (y) and (z) above, any such items that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (a "Buyer Material Adverse Effect").

      Section 5.4 Proceedings. There is not any (i) outstanding judgment, order or decree against the Buyer or any of its subsidiaries; (ii) suit, action or proceeding pending, or to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries; or (iii) investigations by any Governmental Entity that are pending or threatened against the Buyer or any of its subsidiaries that, in any such case, would reasonably be expected to have a Buyer Material Adverse Effect.

                                   ARTICLE VI

                      COVENANTS OF THE SELLER AND THE BUYER

      Section 6.1 Covenants Relating to Conduct of the Business.

            (a) Conduct of Seller's Business. Seller shall conduct its Business and operations in accordance with applicable law.

            (b) Negative Covenants of Seller. From the date hereof to the Closing Date, Seller shall not, without the prior written consent of the Buyer with specific reference to this Section 6.1 (which consent shall not be unreasonably withheld or delayed, provided that the Buyer's failure to grant or withhold consent within five Business Days following the Seller's written request for consent shall be deemed a grant of consent by the Buyer):

                  (i) sell, assign, lease or transfer any of the Purchased Assets; and

                  (ii) waive any material right relating to the Purchased Assets, except in the ordinary course of business or as may be required by any Governmental Entity.

            (c) Affirmative Covenants of Seller. From and after the date of this Agreement until the Closing Date, the Seller shall:

                  (i) preserve its corporate existence; pay when due all obligations and liabilities arising under the Transferred Contracts (except for any such obligations and liabilities that Seller may dispute in good faith); and use commercially reasonable efforts to preserve for Buyer the relationships with the service providers under the Transferred Contracts;

                  (ii) provide Buyer access to Seller's membership information, including, but not limited to, all membership lists and related information deemed reasonably necessary by Buyer to effect the intent and purpose of this Agreement;

                  (iii) provide Buyer with copies of the Seller's operating manuals, policies and procedures, corporate and operational information and other books and records; and

                  (iv) promptly notify the Buyer of any fact or condition known to Seller that (i) causes or constitutes a Buyer Material Adverse Effect or (ii) would reasonably be likely to cause a Buyer Material Adverse Effect.

            (d) The Seller agrees to consult with Buyer prior to the expiration of any Transferred Contract and inform Buyer of the terms of renewal, if applicable, of such Transferred Contracts, including, but not limited to, the lease(s) pertaining to the Facility (collectively, the "Facility Lease"); provided that, subject to the conditions of Closing contained herein, Seller shall automatically renew any Transferred Contract for which renewal is scheduled to occur prior to the Closing Date.

      Section 6.2 Further Assurances. On the terms and subject to the conditions of this Agreement, each of the Seller and the Buyer shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates, as applicable, with respect to the Closing.

      Section 6.3 Employment Matters.

            (a) Offers of Employment. The Buyer may extend offers of employment to Employees of the Seller in its sole discretion, subject to background checks, drug testing and customary and reasonable employment policies. All such offers made to Employees will be on an "at will" basis. The Seller shall terminate the employment of all Employees who accept the Buyer offer of employment (each Employee accepting the Buyer offer of employment being hereinafter referred to as a "Transferred Employee") immediately prior to the Closing Date, and Seller shall be responsible for all compensation due to the Transferred Employees prior to the Closing Date, including all salaries, wages, unemployment taxes, FICA taxes and withholding taxes, but excluding all accrued (vested or unvested) vacation, personal time, time-off, holiday or sick leave for the Transferred Employees. Seller shall be responsible for all severance liability, if any, for those employees that are not Transferred Employees and those Transferred Employees that fail, or do not receive satisfactory, background checks or drug tests.

      Section 6.4 HIPAA Cooperation. Each party agrees to cooperate with the other so as to allow compliance with the applicable sections of HIPAA in responding to individuals regarding their rights under HIPAA, including, but not limited to, responding to individuals' requests for (i) access to protected health information ("PHI") under 45 C.F.R. ss. 164.524; (ii) amendments to PHI under 45 C.F.R. ss. 164.526; and (iii) accountings of disclosures of PHI under 45 C.F.R. ss. 164.528.

      Section 6.5 Non-Solicitation Agreement.

            (a) From and after the date of execution and delivery of this Agreement by Seller until the earlier of the Closing Date or the termination of this Agreement, Seller will not, without the prior written consent of Buyer: (i) offer for sale Purchased Assets (or any portion thereof); (ii) solicit offers to buy all or any portion of the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger, business combination or consolidation; (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Purchased Assets (or any portion thereof) or with respect to any merger, consolidation, business combination or similar transaction; or (v) furnish or cause to be furnished any information with respect to Seller or the Purchased Assets to any Person that Seller or any such Person acting for or on Seller's behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination, reorganization or similar transaction (each an "Acquisition Proposal"). If Seller or any such Person acting on Seller's behalf receives from any Person (other than Buyer or a representative thereof) any offer, inquiry or information request relating to an Acquisition Proposal, it will promptly advise such Person, in writing, of the terms of this Section.

            (b) Notwithstanding Section 6.5(a) or anything to the contrary contained in this Agreement, (i) Seller and its employees, agents or representatives may provide access to the properties and books and records of Seller in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal and (ii) Seller and its employees, agents and representatives may engage in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (i) or (ii), Seller's board of directors shall have determined in good faith, after consultation with its outside legal counsel and advisors, that the failure to take such action could violate the fiduciary duties of Seller's board of directors under applicable law and that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal from the party that made the applicable Acquisition Proposal. If and to the extent that Seller's board of directors concludes in good faith, after consultation with Seller's legal counsel and advisors in response to a bona fide written Acquisition Proposal which was unsolicited, that such proposal is a Superior Proposal, and that not terminating this Agreement to accept such Superior Proposal or the failure to recommend such Superior Proposal to the Owners would violate the fiduciary duties of Seller's board of directors under applicable law, Seller may terminate this Agreement and Seller's board of directors may recommend such Superior Proposal to the Owners.

            (c) Notwithstanding Section 6.5(a) and (b) or anything contained to the contrary in this Agreement, in the event that Seller terminates this Agreement in order to accept a Superior Proposal as provided for herein, Seller agrees that it shall either (i) immediately return the Initial Deposit to Buyer, or (ii) require that, as a condition of accepting a Superior Proposal, the party making the Superior Proposal remit to Buyer an amount equal to the Initial Deposit promptly upon acceptance of the Superior Proposal by Seller.

      "Superior Proposal" means an Acquisition Proposal that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, which, if consummated, would result in a transaction more favorable to Seller (or its Owners) from a financial point of view than the transactions contemplated hereby and by the Ancillary Agreements.

      Section 6.6 Non-Solicitation of Employees. Seller hereby agrees not to directly or indirectly, approach, solicit, recruit, induce, entice or attempt to approach, solicit, recruit, induce, entice any officers, employees, independent contractors, representatives or agents of Buyer or any of its Affiliates or Subsidiaries, including, but not limited to, Transferred Employees, to leave the employ of the Buyer, or any of its Affiliates or Subsidiaries, as the case may be, or violate the terms of their contracts or any employment arrangements, or otherwise change the nature of or cease their relationship with, the Buyer, or any of its Affiliates or Subsidiaries, as the case may be, for a period of three years from the Closing Date.

      Section 6.7 Windup of Seller. Seller agrees that, no later than the consummation of the Acquisition, it shall commence a voluntary windup, and, unless legally required, not a dissolution, of its remaining business and operations. Seller acknowledges and agrees that it is responsible for all claims, costs, taxes and other expenses associated with Seller's windup that are incurred subsequent to the Closing. Seller further agrees that it will continue to satisfy its record and retention obligations in all material respects with respect to retention of the information of its members ("Members") as required by all applicable statutes and regulations.

      Section 6.8 Member Renewals. The Seller shall use its reasonable best efforts to cooperate and assist in notifying its Members of the health insurance products offered by Buyer or one of its Affiliates, and transitioning Members who have accepted health insurance products offered by Buyer or one of its Affiliates, as applicable, subject to the approval of NYSID and any restrictions on communications or other actions taken by Seller in connection therewith applicable in light of Atlantic American's regulatory status and licensure at the time.

            (a) In order to facilitate the transition of Members to Buyer or one of its Affiliates, as the case may be, Seller agrees to provide to Buyer or one of its Affiliates, as the case may be, all data and information in MDNY's records and databases with regard to each Transitioning Member (as defined below) necessary to permit an orderly transition of such Transitioning Member, including, but not limited to:

                  (i) Member enrollment information and materials;

                  (ii) Member Personal Health Information ("PHI");

                  (iii) Member claims information and access to Member claim files;

                  (iv) Member care management files;

                  (v) Customer services notes and records related to such Member;

                  (vi) Seller's financial information regarding reserves and reinsurance;

                  (vii) Any other data relevant to the transition; and

                  (viii) Access to Seller's data recovery system with regard to the necessary data and information.

      A "Transitioning Member") is (i) an MDNY member that has notified Atlantic American in accordance with applicable law that such Member has elected to transition to a health insurance product offered by Atlantic American and (ii) identified on a list delivered by Atlantic American to MDNY identifying MDNY Members who have so elected and certifying that such Members have so elected in accordance with applicable law.

      Section 6.9 Service Company. Buyer shall form a service company (the "Service Company") to provide to provide funding to Seller for the processing of Claims under the supervision of Seller. In addition to the Purchase Price, Buyer agrees to allocate $1,000,000 to the Service Company to meet expenses associated with the processing of Claims by Seller as set forth in the Claims Processing Expense Payment Agreement.

      Section 6.10 Statutory Accounting Filing. Seller agrees that it shall provide Buyer with its certified financial statements for the year 2007 promptly after receipt thereof.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

      Section 7.1 Condition to Each Party's Obligation. The obligation of the Buyer to purchase the Purchased Assets and the obligation of the Seller to sell, transfer, assign and deliver the Purchased Assets to the Buyer is subject to the condition (or waiver by the Buyer and the Seller) on or prior to the Closing Date that no applicable law, ordinance, rule, regulation or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

      Section 7.2 Conditions to Obligation of the Buyer. The obligation of the Buyer to purchase and pay for the Purchased Assets is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date, and as of the Closing Date), subject to any matters that are permitted to occur pursuant to the provisions of this Agreement.

            (b) Performance of Obligations of the Seller. The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing.

            (c) Buyer Regulatory Approvals. The Buyer shall have received the Buyer Regulatory Approvals.

            (d) Seller Regulatory Approvals. The Seller shall have received the Seller Regulatory Approvals.

            (e) No Material Adverse Effect. No Material Adverse Effect shall have occurred following the date hereof and no event that could reasonably be expected to result in a Material Adverse Effect shall have occurred following the date hereof.

            (f) Financing. Buyer shall have consummated financing arrangements necessary for the completion of the transactions contemplated by this Agreement.

      Section 7.3 Conditions to Obligation of the Seller. The obligation of the Seller to sell, transfer, assign and deliver the Purchased Assets is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).

            (b) Performance of Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing.

            (c) Seller Regulatory Approvals. The Seller shall have received the Seller Regulatory Approvals.

                                  ARTICLE VIII

                       TERMINATION; EFFECT OF TERMINATION

      Section 8.1 Termination.

            (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                  (i) by mutual written consent of the Seller and the Buyer;

                  (ii) by the Seller, upon written notice to the Buyer, upon a material breach of this Agreement by the Buyer (subject to the right of the Buyer to cure the breach of any of its covenants, as opposed to its representations or warranties, as provided in Section 8.1(b) hereof);

                  (iii) by the Buyer, upon written notice to the Seller, upon a material breach of this Agreement by the Seller (subject to the right of the Seller to cure the breach of any of its covenants, as opposed to its representations or warranties, as provided in Section 8.1(b) hereof);

                  (iv) by the Seller or the Buyer, if any suit, action or proceeding is commenced or threatened by any Governmental Entity directed against the consummation of the Acquisition or any other material transaction contemplated under this Agreement or any of the Ancillary Agreements and either the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such suit, action, proceeding or threat thereof;

                  (v) by the Buyer or Seller, if the Acquisition is not consummated by May 15, 2008;

                  (vi) by the Seller, if Buyer does not receive regulatory approval of the transactions contemplated hereunder from the NYSID;

                  (vii) by the Buyer, if Seller does not receive regulatory approval of the transactions contemplated hereunder from the NYSID;

provided, however, that the party seeking termination pursuant to clauses (ii) or (iii) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

            (b) If either party believes the other to be in default of any of its covenants hereunder, the non-defaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. Subject to the provisions of this Agreement, if such default has not been cured by the earlier of: (a) the Closing Date, or (b) thirty (30) days after delivery of such notice, then the party giving such notice may (x) terminate this Agreement or (y) extend the Closing Date for a period not to exceed 60 days.

            (c) Notwithstanding anything in this Section 8.1 to the contrary, if Buyer has performed or is capable of tendering performance of its material obligations under this Agreement and Seller has breached any of the covenants or agreements to be performed under this Agreement, Buyer may elect (i) if such covenants and agreements of Seller are capable of being performed by Seller, instead of terminating this Agreement pursuant to this Section 8.1, to sue Seller for specific performance and cause this Agreement to remain in effect, or
(ii) if Buyer has the right to terminate this Agreement pursuant to this Section
8.1 as a consequence of Seller's breach, to terminate this Agreement and to sue Seller for damages arising from Seller's breach.

            (d) If this  Agreement  is  terminated  by the  Seller  pursuant  to
Section 8.1(a)(ii) or Section 8.1(a)(vi), or if the Initial Deposit is released, other than at Closing, pursuant to Section 2.4(a)(i) hereof (i.e., on the Deposit Date), then the Seller shall be entitled to retain the Initial Deposit together with, if applicable, any interest or other proceeds from the investment of such funds for the payment of Claims.

      Section 8.2 The Seller's Remedies Exclusive. If this Agreement is terminated by the Seller and Section 8.1(d) applies, then the payment to the Seller of the Initial Deposit pursuant to Section 8.1(d) shall constitute liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by the Seller. The Seller and the Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to the Seller pursuant to Section 8.1(d) is a fair and equitable amount to reimburse the Seller for damages sustained due to the Buyer's breach of this Agreement.

      Section 8.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect.

                                   ARTICLE IX

                       ACTIONS BY THE SELLER AND THE BUYER
                                AFTER THE CLOSING

      Section 9.1 Books and Records; Tax Matters. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

      Section 9.2 Access to Membership Lists and Other Information. Subject to the terms and conditions contained herein, Seller agrees, subsequent to the Closing Date, and to the extent such information has not yet been provided to Buyer, to provide Buyer copies of Seller's operating manuals, policies and procedures, corporate and operational information and other books and records; provided that, prior to the Closing Date, Buyer shall have the non-exclusive right to use the information contained in such documents and other written materials provided to Buyer for the purposes expressly contemplated by this Agreement, and (ii) access to Seller's membership information, including, but not limited to, all membership lists and other related information deemed reasonably necessary by Buyer to effect the intent and purpose of this Agreement.

      Section 9.3 Use by Seller of Facility. Subject to the terms and conditions contained herein and in the Transition Services Agreement, Buyer and Seller agree, subsequent to the Closing Date, that Seller, pursuant to the Transition Services Agreement, shall have the right, for purposes of effecting Seller's wind-down, to (i) have reasonable access to the Facility in order to utilize the Retained Assets in connection with Seller's wind-down, and (ii) make reasonable use of certain administrative services.

      Section 9.4 Further Assurances. On the terms and subject to the conditions contained herein, the Buyer and the Seller shall after the Closing, (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions expressly contemplated by this Agreement and the Ancillary Agreements; and (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions expressly contemplated hereunder or under the Ancillary Agreements.

                                   ARTICLE X

                                 INDEMNIFICATION

      Section 10.1 Survival. The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date. To the extent that any covenant in this Agreement or any of the Ancillary Agreements is to be performed after the Closing, such covenant and a party's right to recover damages resulting from a breach of such covenant shall survive the Closing.

      Section 10.2 Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, and each of their respective officers, directors, employees, stockholders, members, agents and representatives (collectively, the "Buyer Indemnitees") from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, "Losses"), to the extent relating, arising or resulting, directly or indirectly, from any of the following:

                  (i) any breach of any representation or warranty of the Seller contained in this Agreement, any schedules hereto, any certificate delivered by Seller, or the Ancillary Agreements, without giving effect to any supplements to the schedules hereto after the date hereof;

                  (ii) any breach of any covenant of the Seller contained in this Agreement or the Ancillary Agreements;

                  (iii) any broker's, finder's or similar fee or other commission, expense, or any liability whatsoever owed to Scott-Macon, Ltd., or any other broker, finder, agent or similar intermediary that may have acted for or on behalf of the Sellers or any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement, based on any agreement, arrangement or understanding with the Sellers or any of their Affiliates, or any action taken by the Sellers or any of their Affiliates; and

                  (iv) any Excluded Liability.

      Section 10.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates and officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") from and against any and all Losses, to the extent relating, arising or resulting, directly or indirectly, from any of the following:

                  (i) any breach of any representation or warranty of the Buyer or any of its Affiliates (including Service Company) contained in this Agreement, the Ancillary Agreements, or any certificate of Buyer;

                  (ii) any breach of any covenant of the Buyer or any of its Affiliates (including Service Company) contained in this Agreement or any of the Ancillary Agreements; and

                  (iii) any Assumed Liability.

      Section 10.4 Indemnification Procedures.

            (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Sections 10.2 or 10.3 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have thirty (30) days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice that is reasonably acceptable to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party's prior written consent. In addition, the Indemnifying Party shall not, without the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), compromise a Third Party Claim defended by the Indemnifying Party which would require the Indemnified Party to perform or take any action, or to refrain from performing or taking any action, or to pay any additional Persons in the future.

            (b) Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto. The Indemnifying Party will have thirty (30) days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.1 Publicity. From the date hereof through the Closing Date, except as otherwise required by law (including in the case of LIPH the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed); provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby.

      Section 11.2 Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that, Buyer may assign this Agreement to any Affiliate or Subsidiary or to any joint venture, limited liability company or partnership in which Buyer or its Affiliates or Subsidiaries, as the case may be, are members or partners. Notwithstanding the foregoing, and subject to compliance with the provisions thereof, no such assignment by the Buyer shall release Buyer from liability (as a primary obligor) for a breach of this Agreement by the Buyer or its assignee. Subject to the first sentence of this Section 11.2, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this
Section 11.2 shall be void.

      Section 11.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

      Section 11.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

      The substantially prevailing party in any litigation or proceeding to enforce this Agreement or any of the Ancillary Agreements shall be entitled to recover from the non-substantially prevailing party, in addition to any other amounts that the substantially prevailing party may recover under this Agreement or the Ancillary Agreements, all reasonable expenses that the substantially prevailing party may have incurred in connection with such litigation or proceeding, including accounting fees, expert fees and reasonable attorneys' fees.

      Section 11.5 Notices. All notices, requests, permissions, waivers, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone and electronically confirmed, (ii) when delivered, if delivered personally to the intended recipient and (iii) one (1) business day after sending by overnight delivery via a national courier service that provides proof of delivery and, in each case, addressed to a party at the following address for such party:

      If to Seller:
      -------------

            MDNY Healthcare, Inc.
            One Huntington Quadrangle
            Melville New York 11747
            Attn: Board of Directors

      with a copy to (which shall not constitute notice):

            Catholic Healthcare Network of Long Island, Inc.
            992 North Village Avenue
            Rockville Centre, NY 11570
            Attn: Kevin T. Murphy

      and with a copy to (which shall not constitute notice):

            Long Island Physicians Holding Corporation
            One Huntington Quadrangle
            Melville New York 11747
            Attn: President
      with a copy to (which shall not constitute notice):

            Golenbock Eiseman Assor Bell & Peskoe LLP
            437 Madison Avenue
            New York, New York 10022
            Attn: Andrew Peskoe, Esq.

      and with a copy to (which shall not constitute notice):

            Thomas G. Renker, Esq.
            General Counsel
            Diocese of Rockville Centre
            P.O. Box 9023
            Rockville Centre, NY 11571-9023

      If to Buyer:
      ------------

            TopHaat Holdings Group, Inc.
            2187 Atlantic Street
            Stamford, Connecticut 06902
            Attn: Donald J. Trudeau

      With a copy to (which shall not constitute notice):

            Herrick, Feinstein LLP
            2 Park Avenue
            New York, New York 10016
            Attn.: Elliott M. Kroll, Esq.
            Facsimile Number: (212) 592-1500

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.5.

      Section 11.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Exhibits" or "Schedules" shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

      Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier or other means of electronic delivery, receipt acknowledged, to the other parties hereto. This Agreement may be executed and delivered by the parties hereto via telecopier machine or other means of electronic delivery, which shall be deemed for all purposes as an original.

      Section 11.8 Integrated Contract; Exhibits and Schedules. (a) This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 11.12 hereof and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

      Notwithstanding  anything  herein to the contrary,  any disclosures in the
Schedules   shall  be  deemed   adequate  to  disclose  an   exception   to  the
representations and warranties made in this Agreement.

      Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

      Section 11.10 Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District or in the State courts of New York sitting in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in person, with respect to any such action, suit or proceeding.

      Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.

      Section 11.12 Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      Section 11.13 Pre-Closing Negligent or Tortious Acts. Nothing in this Agreement shall be construed or interpreted to impose any responsibility or liability on Buyer to any third parties, whether as a successor to Seller or under any other legal or equitable principle, for any negligent or tortious acts or omissions of Seller, its lessees, managers, operators or employees, prior to the Closing Date. Seller shall retain all liability and responsibility under the terms of this Agreement to third parties for their negligent and tortious acts or omissions prior to the Closing Date.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

                                          MDNY HEALTHCARE, INC.

                                          By: /s/ ______________________________
                                              Name: R. Perrone
                                              Title: CEO

                                          TOPHAAT HOLDINGS GROUP, INC.

                                          By: /s/ ______________________________
                                              Name: Don Trudeau
                                              Title: President

                                    EXHIBIT A

                                     Form of
                                 TRUST AGREEMENT

                                    EXHIBIT B

                                     Form of
                   CLAIMS PROCESSING EXPENSE PAYMENT AGREEMENT

                                    EXHIBIT C

                                     Form of
                         RESTRICTIVE COVENANT AGREEMENT

                                    EXHIBIT D

                                     Form of
                          TRANSITION SERVICES AGREEMENT

                                 Schedule 2.1(b)

                                 Retained Assets

License Agreement between Seller and Solomon*

Server owned by Seller relating to Seller data generated by Solomon software

Server owned by Seller relating to Seller's data warehouse activity

License Agreement between Seller and CSC/Txen*

License Agreement between Seller and ADP*

Seller's ADP payroll records and database

All records and files, relating to Seller's members, claims and otherwise,  that
Seller  is  legally   required  to  retain,   in   connection   with  the  NYSID
post-wind-down audit and otherwise.

----------
* Buyer acknowledges and agrees that, from and after the Closing Date, Buyer shall not have any rights of use, access, sublicense, assignment or assumption with respect to any of Seller's license agreements with Solomon, CSC/Txen and/or ADP, or any hardware, software, data or databases owned, used, leased or licensed by Seller thereunder.

                                    EXHIBIT E

                                     Form of
                              ASSUMPTION AGREEMENT


                                      E-1